Exhibit 99.01

Press Release

Available for Immediate Publication: July 28, 2015

First National Bank of Northern California Reports Second Quarter 2015 Earnings of $0.47 Per Diluted Share

Source:FNB Bancorp (CA) (QTCQB:FNBG)

South San Francisco, California

Website: www.fnbnorcal.com

Contacts:

Tom McGraw, Chief Executive Officer (650) 875-4864

Dave Curtis, Chief Financial Officer (650) 875-4862

FNB Bancorp (QTCQB: FNBG), parent company of First National Bank of Northern California (the “Bank”), today announced net earnings available to common shareholders for the second quarter of 2015 of $2,071,000 or $0.47 per diluted share, compared to net earnings available to common shareholders of $1,629,000 or $0.37 per diluted share for the second quarter of 2014. During the second quarter of 2015, total assets of FNB Bancorp surpassed the one billion dollar threshold. Deposits increased more than eighty-eight million dollars during this time period.

“The second quarter of 2015 was a quarter of significant growth for the Bank. About $18.5 million of the DDA account balance increase during the quarter is related to a single customer relationship that is expected to disburse these same dollars out of the Bank early in the third quarter. The increase of more than $50 million in our Savings and Money Market account balances during the quarter is related to a single customer relationship that is not expected to keep these additional funds with the Bank long term. The majority of the increase in the deposit base is reflected in the more than $61 million increase in our cash and cash equivalents during the quarter. The remainder of the deposit increase has been invested in available for sale securities during the quarter. Loan production was strong during the second quarter, but pay downs and pay offs within the loan portfolio caused our loan portfolio to decline in overall size during the quarter and for the first six months of 2015,” stated Tom McGraw, CEO.

Financial Highlights: Second Quarter, 2015	(Unaudited)
	Three months	Three months	Six months	Six months
Consolidated Statements of Earnings	ended	ended	ended	ended
(in ’000s except earnings per share amounts)	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014

Interest income	$9,300	$9,267	$18,368	$18,244
Interest expense	(595)	(555)	(1,109)	(1,024)
Net interest income	8,705	8,712	17,259	17,220
Provision for loan losses	(75)	—	(150)	(75)
Noninterest income	1,267	980	2,345	2,026
Noninterest expense	(6,789)	(7,210)	(13,732)	(14,052)
Income before provision for income taxes	3,108	2,482	5,722	5,119
Provision for income tax	(1,037)	(853)	(1,852)	(1,656)
Net earnings	2,071	1,629	3,870	3,463
Dividends and discount accretion on preferred stock	—	—	—	(170)
Net earnings available to common shareholders	$2,071	$1,629	$3,870	$3,293

Basic earnings per share	$0.48	$0.39	$0.90	$0.78
Diluted earnings per share	$0.47	$0.37	$0.88	$0.76

Average assets	$953,193	$898,817	$936,347	$894,211
Average equity	$99,701	$89,063	$98,924	$88,863
Return on average assets (annualized)	0.87%	0.72%	0.83%	0.74%
Return on average equity (annualized)	8.31%	7.32%	7.82%	7.41%
Efficiency ratio	68%	74%	70%	73%
Net interest margin (taxable equivalent)	4.14%	4.11%	4.18%	4.25%
Average shares outstanding	4,296	4,230	4,285	4,207
Average diluted shares outstanding	4,415	4,367	4,409	4,349

Financial Highlights: Second Quarter, 2015	(Unaudited)	*	(Unaudited)	*
	As of	As of	As of	As of
Consolidated Balance Sheets (in ’000s)	June 30,	December 31,	June 30,	December 31,
	2015	2014	2014	2013

Assets:
Cash and cash equivalents	$91,662	$14,978	$21,682	$14,007
Interest-bearing time deposits with other financial institutions	2,138	2,784	4,461	5,543
Securities available for sale, at fair value	295,171	264,881	267,795	263,988
Loans, net	571,665	583,715	560,432	552,343
Premises, equipment and leasehold improvements, net	10,527	10,951	12,429	12,512
Other real estate owned, net	806	763	754	5,318
Goodwill	1,841	1,841	1,841	1,841
Other equity securities	6,069	5,769	5,576	5,300
Accrued interest receivable	3,909	3,725	3,674	3,808
Prepaid expenses	922	1,045	504	701
Bank owned life insurance	12,681	12,510	12,337	12,151
Other assets	12,437	14,202	13,945	14,418
Total assets	$1,009,828	$917,164	$905,430	$891,930

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$351,113	$292,359	$286,017	$279,269
Savings and money market	437,092	394,676	397,457	370,194
Time	104,935	105,159	106,748	124,152
Total deposits	893,140	792,194	790,222	773,615
Federal Home Loan Bank advances	—	9,000	7,000	15,000
Note payable	5,250	5,550	5,850	—
Accrued expenses and other liabilities	11,001	13,332	11,215	9,066
Total liabilities	909,391	820,076	814,287	797,681
Stockholders’ equity	100,437	97,088	91,143	94,249
Total liabilities and stockholders’ equity	$1,009,828	$917,164	$905,430	$891,930

* Exracted from the audited annual financial statements

Other Financial Information
Allowance for loan losses	$9,836	$9,700	$10,859	$9,879
Nonperforming assets	$6,826	$6,411	$6,217	$12,669
Total gross loans	$581,501	$593,415	$571,291	$562,222

“Net interest margins declined during the second quarter of 2015 primarily due to new loan production originated at interest rates that were lower than existing rates on paid off loans and a decline in the proportion of interest earning assets that were deployed within our loan portfolio. Management continues to pursue loan growth thoughtfully in a prudent and conservative fashion. The quality of our loan portfolio and our earnings stream are evidence of this commitment. During the second quarter of 2015, our earnings stream also benefited from an increase in noninterest income that was primarily the result of a significant Federal Home Loan Bank of San Francisco dividend indirectly related to a $459 million dollar legal settlement entered into by the Federal Home Loan Bank of San Francisco with certain lenders involved in $19.1 billion dollars of mortgage related investment securities purchased by the Federal Home Loan Bank of San Francisco from mid-2004 to 2008. Noninterest expenses declined during the quarter due primarily to continued reductions in legal and loan collection related costs,” continued Tom McGraw.

“Our previously announced purchase of America California Bank is on schedule to close late in the third quarter of 2015. By combining the talents and resources of America California Bank with and into First National Bank of Northern California, we strive to position ourselves to service the combined customer base of both institutions in the San Francisco financial district from our existing Battery Street branch location and to increase the scale of our operations. We continue to focus our efforts on growing our Company through a combination of strategic acquisitions and organic growth in San Francisco and on the San Francisco peninsula,” stated Tom McGraw.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.